UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 10, 2013

Rockville Financial, Inc.

(Exact name of registrant as specified in its charter)

Connecticut	001-35028	27-3577029
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Park Street, Rockville, CT		06066
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 291-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2013, Rockville Financial, Inc. (the “Company”) and its subsidiary Rockville Bank (the “Bank”) entered into an employment agreement (the “Agreement”) with William H. W. Crawford, IV (the “Executive”). The Agreement is effective on January 1, 2014, upon the expiration of Mr. Crawford’s currently effective employment agreement dated January 3, 2011 and expiring on December 31, 2013.

The term of the Agreement is until December 31, 2016, subject to possible annual extensions. The Agreement provides for an initial base salary of $500,000 per year. The Agreement also provides that Mr. Crawford will be eligible to earn annual incentive compensation with an incentive target in amounts determined by the Company’s Compensation Committee. Mr. Crawford will be eligible to participate in the cash incentive plans and stock benefit plans and to receive fringe benefits generally available to Rockville Bank’s executive officers.

The Agreement also provides for severance benefits in the event of certain termination events and a change of control. Benefits under a change of control are capped at the golden-parachute level under Internal Revenue Code Section 280G. The Agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-solicitation and non-competition.

The preceding description of the Agreement is a summary of the material terms of the Agreement and does not purport to be complete, and is qualified in its entirety by reference to the Agreement, a copy of which is being filed as Exhibit 10.11.3 to this current report on Form 8-K and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

Number	Description
Exhibit 10.11.3	Employment Agreement by and among Rockville Financial, Inc., Rockville Bank and William H.W. Crawford, IV

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 14, 2013	ROCKVILLE FINANCIAL, INC. Registrant

	By:	/s/ John T. Lund
John T. Lund
Executive Vice President/ Chief Financial Officer

Exhibit Index

Number	Description
Exhibit 10.11.3	Employment Agreement by and among Rockville Financial, Inc., Rockville Bank and William H.W. Crawford, IV